FREIT Announces Second Quarter Fiscal 2021 Results

HACKENSACK, NJ, June 14, 2021 – First Real Estate Investment Trust of New Jersey (“FREIT” or the “Company”) reported its operating results for the fiscal quarter and six months ended April 30, 2021. The results of operations as presented in this earnings release are unaudited and are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Fiscal Quarter Ended		For the Six Months Ended
	April 30,		April 30,
	2021	2020	2021	2020

GAAP Earnings Per Share - Basic	$0.00	$3.89	$0.08	$3.57
GAAP Earnings Per Share - Diluted	$0.00	$3.88	$0.08	$3.56
AFFO Per Share - Basic and Diluted	$0.31	$0.31	$0.83	$0.35
Dividends Per Share	$0.05	$0.00	$0.10	$0.00

Total Average Residential Occupancy (a)	96.5%	93.9%	96.2%	94.0%
Total Average Commercial Occupancy	76.1%	80.5%	76.6%	81.0%

(a) Occupancy metrics exclude the Pierre Towers property located in Hackensack, NJ from all periods presented as the property was deconsolidated and converted to a tenancy-in-common form of ownership ("TIC") on February 28, 2020.

Results for the Quarter

Real estate revenue decreased 6.5% to $12.8 million for the fiscal quarter ended April 30, 2021 as compared to $13.7 million for the prior year’s comparable period. The decline in revenue was primarily attributable to the following: (a) a decline in revenue of approximately $0.6 million resulting from the deconsolidation of the operating results of the Pierre Towers property from FREIT’s operating results due to the conversion to a tenancy-in-common form of ownership (“TIC”) as of February 28, 2020; (b) a reduction in revenue in the amount of approximately $0.3 million as compared to the prior year’s comparable period due to rental revenue being deemed uncollectible and classified as a reduction in rental revenue attributed to commercial tenants suffering adverse financial consequences as a result of the COVID-19 pandemic; (c) a decline in revenue from the commercial segment of approximately $0.2 million primarily driven by a decline in the average occupancy rate to 76.1% from 80.5% in the prior year’s comparable period; offset by (d) an increase in revenue from the residential segment of approximately $0.3 million primarily driven by an increase in the average occupancy rate to 96.5% from 93.9% in the prior year’s comparable period and an increase in base rents across most properties.

Net income attributable to common equity (“net income”) was approximately $9,000 or $0.00 per share basic and diluted for the fiscal quarter ended April 30, 2021 as compared to $27.2 million or $3.89 per share basic and $3.88 per share diluted for the prior year’s comparable period. The decrease was primarily driven by the following: (a) a gain on deconsolidation of the Pierre Towers subsidiary of approximately $27.7 million recognized in the prior year’s comparable period; (b) an increase in snow removal costs due to a harsher winter in Fiscal 2021 of approximately $0.5 million (with a consolidated impact to FREIT of approximately $0.4 million); (c) an increase in general & administrative (“G&A”) expenses of approximately $0.4 million primarily driven by an increase in legal costs attributed to the legal proceedings between FREIT and certain of its affiliates and Sinatra Properties, LLC; (d) a reduction in revenue, excluding the impact of the conversion of the Pierre Towers property to a TIC, in the amount of approximately $0.3 million (with a consolidated impact to FREIT of approximately $0.1 million) as explained above; offset by (e) a decrease in third party transaction costs incurred in the prior year of approximately $1.1 million; (f) a decrease in net financing costs of approximately $0.5 million (with a consolidated impact to FREIT of approximately $0.3 million), (excluding the impact of the deconsolidation of the operating results of the Pierre Towers from FREIT’s operating results of approximately $0.2 million in interest expense), driven by a decline in interest rates on variable mortgage loans; and (g) a decline in expense for the reserve of uncollectible rents of approximately $0.4 million (with a consolidated impact to FREIT of approximately $0.3 million) primarily resulting from the reclassification of rental revenue being deemed uncollectible from expense to a reduction in rental revenue. (Refer to “Table of Revenue & Net Income Components”)

Results for the Six Months

Real estate revenue decreased 12.7% to $25.6 million for the six months ended April 30, 2021 as compared to $29.3 million for the prior year’s comparable period. The decline in revenue was primarily attributable to the following: (a) a decline in revenue of approximately $2.7 million resulting from the deconsolidation of the operating results of the Pierre Towers property from FREIT’s operating results due to the conversion to a TIC as of February 28, 2020; (b) a reduction in revenue in the amount of approximately $0.9 million as compared to the prior year’s comparable period due to rental revenue being deemed uncollectible and classified as a reduction in rental revenue attributed to commercial tenants suffering adverse financial consequences as a result of the COVID-19 pandemic; (c) a decline in revenue from the commercial segment of approximately $0.5 million, (net of lease termination payments received from PetValu in the amount of approximately $0.3 million and a settlement payment in the amount of approximately $0.2 million received from Cobb Theatres), primarily driven by a decline in the average occupancy rate to 76.6% from 81.0% in the prior year’s comparable period; offset by (d) an increase in revenue from the residential segment of approximately $0.4 million primarily driven by an increase in the average occupancy rate to 96.2% from 94.0% in the prior year’s comparable period and an increase in base rents across most properties.

Net income was $0.6 million or $0.08 per share basic and diluted for the six months ended April 30, 2021 as compared to $25 million or $3.57 per share basic and $3.56 per share diluted for the prior year’s comparable period. The decrease in net income was primarily driven by the following: (a) a gain on deconsolidation of the Pierre Towers subsidiary of approximately $27.7 million recognized in the prior year’s comparable period; (b) a reduction in revenue, excluding the impact of the conversion of the Pierre Towers property to a TIC, in the amount of approximately $1.1 million (with a consolidated impact to FREIT of approximately $0.5 million) as explained above; (c) an increase in G&A expenses of approximately $0.9 million primarily driven by an increase in legal costs attributed to the legal proceedings between FREIT and certain of its affiliates and Sinatra Properties, LLC; (d) an increase in snow removal costs due to a harsher winter in Fiscal 2021 of approximately $0.5 million (with a consolidated impact to FREIT of approximately $0.4 million); (e) a decrease in net income with an impact of approximately $0.3 million attributed to the Pierre Towers deconsolidation from FREIT’s operating results in the prior year’s comparable period; offset by (f) a decrease in third party transaction costs incurred in the prior year of approximately $4.5 million; (g) a decrease in net financing costs of approximately $1.1 million (with a consolidated impact to FREIT of approximately $0.8 million), (excluding the impact of the deconsolidation of the operating results of the Pierre Towers from FREIT’s operating results of approximately $0.6 million in interest expense), primarily driven by a decline in interest rates on variable mortgage loans; and (h) a decline in expense for the reserve of uncollectible rents for commercial tenants of approximately $0.5 million (with a consolidated impact to FREIT of approximately $0.3 million) primarily resulting from the reclassification of rental revenue being deemed uncollectible from expense to a reduction in rental revenue. (Refer to “Table of Revenue & Net Income Components”)

Table of Revenue & Net Income Components

	For the Fiscal Quarter Ended April 30,			For the Six Months Ended April 30,
	2021	2020	Change	2021	2020	Change
	(In Thousands Except Per Share Amounts)			(In Thousands Except Per Share Amounts)
Revenue:
Commercial properties	$6,056	$6,592	$(536)	$12,201	$13,669	$(1,468)
Residential properties	6,748	7,096	(348)	13,357	15,612	(2,255)
Total real estate revenues	12,804	13,688	(884)	25,558	29,281	(3,723)

Operating expenses:
Real estate operations	5,910	5,879	31	11,201	12,244	(1,043)
Third party transaction costs	—	1,137	(1,137)	—	4,519	(4,519)
General and administrative	1,470	1,056	414	2,730	1,828	902
Depreciation	2,338	2,530	(192)	4,633	5,462	(829)
Total operating expenses	9,718	10,602	(884)	18,564	24,053	(5,489)

Operating income	3,086	3,086	—	6,994	5,228	1,766

Financing costs	(3,060)	(3,676)	616	(6,192)	(7,911)	1,719

Investment income	29	64	(35)	59	136	(77)

Loss on investment in tenancy-in-common	(118)	(18)	(100)	(145)	(18)	(127)

Gain on deconsolidation of subsidiary	—	27,680	(27,680)	—	27,680	(27,680)
Net (loss) income	(63)	27,136	(27,199)	716	25,115	(24,399)

Net loss (income) attributable to noncontrolling interests in subsidiaries	72	84	(12)	(149)	(157)	8
Net income attributable to common equity	$9	$27,220	$(27,211)	$567	$24,958	$(24,391)

Earnings per share - basic and diluted
Basic	$0.00	$3.89	$(3.89)	$0.08	$3.57	$(3.49)
Diluted	$0.00	$3.88	$(3.88)	$0.08	$3.56	$(3.48)

Weighted average shares outstanding:
Basic	7,016	6,989		7,012	6,984
Diluted	7,018	7,026		7,012	7,003

COVID-19 Pandemic Impact

Despite the COVID-19 pandemic and preventive measures taken to mitigate the spread, our residential properties continue to generate cash flow. The average annual occupancy rate for the residential properties (including the Pierre TIC) has increased from approximately 93.6% and 93.6%, respectively, for the six and three months ended April 30, 2020 to approximately 95.8% and 95.8%, respectively, for the six and three months ended April 30, 2021. The tenants at these properties, for the most part, continue to pay their rent.

At our commercial properties, with the exception of grocery stores and other "essential" businesses, many of our retail tenants have been and continue to be adversely affected by the mandated shutdowns or continued imposed restrictions as many of these tenants have not been able to open or resume operations at full capacity. While the overall average cash realization of monthly billings as compared to monthly cash collections for the commercial properties for the six months ended April 30, 2021 has resumed to pre-pandemic levels, the average annual occupancy rate has declined from approximately 81.0% for the six months ended April 30, 2020 to approximately 76.6% for the six months ended April 30, 2021. During the first quarter of Fiscal 2021, Pet Valu, Inc., a pet store tenant, vacated several stores located in shopping centers owned by FREIT affiliates (Wayne PSC, Damascus Centre and Grande Rotunda) and terminated the related leases early paying an aggregate lease termination fee in the amount of approximately $260,000 (with a consolidated impact to FREIT of approximately $140,000). Until the space is re-leased at each of these properties, FREIT’s operating results will be adversely impacted from the loss of base rent and additional rent of approximately $0.4 million (with a consolidated impact to FREIT of approximately $0.2 million) on an annualized basis. The Company is closely monitoring changes in the collectability assessment of its tenant receivables as a result of certain tenants suffering adverse financial consequences related to the COVID-19 pandemic. For the six and three months ended April 30, 2021, rental revenue deemed uncollectible of approximately $0.9 million and $0.3 million (with a consolidated impact to FREIT of approximately $0.6 million and $0.2 million), respectively, was classified as a reduction in rental revenue based on our assessment of the probability of collecting substantially all of the remaining rents for certain tenants. As of April 30, 2021, FREIT has applied, net of amounts subsequently paid back by tenants, an aggregate of approximately $402,000 of security deposits from its commercial tenants to outstanding receivables due. For the six and three months ended April 30, 2021, on a case by case basis, FREIT has offered some commercial tenants rent abatements over a specified time period totaling approximately $101,000 and $51,000 (with a consolidated impact to FREIT of approximately $71,000 and $40,000), respectively. FREIT has not offered any significant new deferrals of rent over a specified time period during the six and three months ended April 30, 2021. FREIT currently remains in active discussions and negotiations with these impacted retail tenants.

For the six months ended April 30, 2021, we have experienced a positive cash flow from operations with cash provided by operations of approximately $8.7 million. This could change based on the duration of the pandemic, which is uncertain. We believe that our cash balance as of April 30, 2021 of approximately $38.6 million coupled with a $13 million available line of credit (available through October 31, 2023) will provide us with sufficient liquidity for at least the next twelve months from the filing of this Release.

The extent of the effects of COVID-19 on our business, results of operations, cash flows, value of our real estate assets and growth prospects is highly uncertain and will ultimately depend on future developments, none of which can be predicted with any certainty. However, we believe the actions we have taken and continue to take will help minimize interruptions to our operations and will put us in the best position to participate in the economic recovery as the recovery occurs. FREIT will continue to actively monitor the effects of the pandemic, including governmental directives in the jurisdictions in which we operate and the recommendations of public health authorities, and will, as needed, take further measures to adapt our business in the best interests of our shareholders and personnel.

Reincorporation

FREIT’s Board of Trustees (the “Board”) has unanimously approved a proposal to change FREIT’s form of organization from a New Jersey real estate investment trust to a Maryland corporation (the “Reincorporation”). The effect of the Reincorporation will be to change the law applicable to our affairs from New Jersey law to Maryland law. The Reincorporation was approved by shareholders at the Annual Meeting of Shareholders on May 6, 2021 and FREIT is in the final stages of completing all items to finalize the reincorporation which will be accomplished by the merger of FREIT with and into its newly formed, wholly owned subsidiary, First Real Estate Investment Trust of New Jersey, Inc. (“FREIT Maryland”). On the effective date of the Reincorporation, the separate existence of FREIT will cease and FREIT Maryland, will succeed to all the business, properties, assets and liabilities of FREIT. Holders of shares of beneficial interest in FREIT will receive one newly issued share of common stock of FREIT Maryland for each share of FREIT that they own, without any action of shareholders required. We believe that after the Reincorporation, we will continue to be organized and will continue to operate in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code of 1986, as amended.

Legal Proceeding Update

Please refer to the disclosures in the Form 10-Q which was filed in June 2021 for updated information related to the legal proceeding between FREIT and certain of its affiliates and Sinatra Properties LLC.

Dividend

After careful consideration of FREIT’s projected operating results and cash needs, the Board declared a second quarter dividend of $0.05 per share which will be paid on June 15, 2021 to shareholders of record on June 1, 2021. The Board will continue to evaluate the dividend on a quarterly basis.

Adjusted Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include sources or distributions from equity/debt sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income, which are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income are straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is a superior measure of its operating performance. FREIT computes FFO and AFFO as follows:

	For the Fiscal Quarter Ended April 30,		For the Six Months Ended April 30,
	2021	2020	2021	2020
	(In Thousands of Dollars, Except Per Share Amounts)		(In Thousands of Dollars, Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net (loss) income	$(63)	$27,136	$716	$25,115
Depreciation of consolidated properties	2,338	2,530	4,633	5,462
Amortization of deferred leasing costs	122	125	232	238
Distributions to non-controlling interests	(510)	—	(510)	(583)
Gain on deconsolidation of subsidiary	—	(27,680)	—	(27,680)
Adjustment to loss in investment in tenancy-in-common for depreciation	352	233	703	233
FFO	$2,239	$2,344	$5,774	$2,785

Per Share - Basic	$0.32	$0.34	$0.82	$0.40
Per Share - Diluted	$0.32	$0.34	$0.82	$0.40

(a) As prescribed by NAREIT.

Adjusted Funds From Operations ("AFFO")

FFO	$2,239	$2,344	$5,774	$2,785
Deferred rents (Straight lining)	7	(58)	213	(121)
Capital Improvements - Apartments	(98)	(130)	(180)	(226)
AFFO	$2,148	$2,156	$5,807	$2,438

Per Share - Basic	$0.31	$0.31	$0.83	$0.35
Per Share - Diluted	$0.31	$0.31	$0.83	$0.35
Weighted Average Shares Outstanding:
Basic	7,016	6,989	7,012	6,984
Diluted	7,018	7,026	7,012	7,003

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents, and the negative impact of the COVID-19 pandemic. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS). REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey, New York and Maryland, with the largest concentration in northern New Jersey.

For additional information, contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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